Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-88390) of Saks Incorporated and Subsidiaries of our report dated April 6, 2001 relating to the financial statements of Saks Incorporated Employee Stock Purchase Plan, which appears as exhibit 99.2 in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

April 26, 2001